Exhibit 11.1

Ellomay Capital Ltd.

Insider Trading Policy

1.	Name

This policy, as amended from time to time, shall be known as the “Insider Trading Policy” (the “Policy”).

2.	Purpose

To provide guidelines to employees, officers and directors of, and consultants and contractors to, Ellomay Capital Ltd. (formerly NUR Macroprinters Ltd.) (the “Company”) and any of its subsidiaries with respect to transactions in the Company’s securities or the securities of other publicly traded companies engaged with the Company or any of its subsidiaries, including business partners, customers, suppliers, contractors etc. (such entities are collectively referred herein as the “Affiliated Third Parties”).

3.	Responsibility

Individual Responsibility: Every Insider (as defined below) has the individual responsibility to comply with this Policy and with applicable law.

The contents set forth in this Policy are to promote compliance with applicable law and do not replace or in any way supersede any applicable law, and therefore appropriate judgment should be exercised in connection with any trade in the Company’s securities or the securities of any Affiliated Third Party.

If you are in doubt about the application of this Policy you should consult the Compliance Officer referred to in Section 7 below before proceeding with any transaction.

4.	Definitions

Securities:

Including Common Stock or Ordinary Shares, options for Common Stock or Ordinary Shares and any other securities the Company or the Affiliated Third Party may issue from time to time, such as, but not limited to, preferred stock, warrants, convertible debentures, bonds and notes, as well as to derivative securities relating to their stock capital or share capital, whether or not issued by the Company or the Affiliated Third Party, as applicable, such as exchange-traded options.

Transactions:

Including, but not limited to, the purchase, sale, conversion and exercise of Securities, writing options and similar instruments and any short sales of Securities or other derivatives thereof that are the equivalent of short selling.

For purposes of this Insider Trading Policy, the term Transactions shall not include an exercise of stock options granted to employees pursuant to the Company’s stock option plans since no sale of stock is involved and the option exercise price was pre-established.

Insider:

Any person who receives, has access to or possesses Material Nonpublic Information (as defined below) regarding the Company and its subsidiaries is an Insider for so long as the information remains material and is not publicly known. With out derogating from the above, all of the Individuals listed bellow are commonly referred to as Insiders:

▪	Officers of the Company and its subsidiaries;

▪	Members of the Company’s board of directors;

▪	All employees of, and consultants and contractors to, the Company and its subsidiaries;

▪	Members of the immediate family, and members of the household of the above listed even if not related by family;

▪	Any person who receives Material Nonpublic Information from any Insider.

Material Nonpublic Information:

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s Securities or the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about a company. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

▪	Financial results.

▪	Projections of future earnings or losses.

▪	News of pending and negotiations of a significant financing transaction.

▪	Material discussions with regulatory authorities.

▪	Significant damages to property.

▪	News of a pending or proposed merger.

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

▪	News of a pending or proposed significant acquisition.

▪	News of the disposition of a subsidiary.

▪	Impending bankruptcy or financial liquidity problems.

▪	Changes in dividend policy.

▪	Stock splits.

▪	New equity or debt offerings.

▪	Status of litigation or threatened litigation.

▪	Changes in senior management.

▪	Development of a significant new project, process, or service.

▪	Pending or threatened significant litigation, or the resolution of such litigation.

▪	The gain or loss of a significant customer or supplier.

▪	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

▪	The imposition of an event-specific restriction on trading in Securities or the securities of another company or the extension or termination of such restriction.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not readily available to the general public. In order to establish that the information has been disclosed to the general public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the United States Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Trading Window:

Without derogating from the generality of the provisions set forth above, the periods commencing at the close of business of two full Trading Days following the date of public disclosure of the financial results for: (a) a fiscal year (if any such disclosure is made) and ending on April 21 of the following fiscal year, (b) the first fiscal quarter (if any such disclosure is made) and ending on July 21 of the same year, (c) the second fiscal quarter (if any such disclosure is made) and ending on October 21 of the same year, and (d) the third fiscal quarter (if any such disclosure is made) and ending on January 21 of the following fiscal year shall each be a “Trading Window.” Any period that is not a Trading Window (for example, July 22 through the second full Trading Day following publication of the financial results for the preceding second fiscal quarter), and any period which the Company designates as a special blackout period as described in Section 8 below, shall be referred to as a “Blackout Period”.

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

5.	Statement of policy:

General Policy:

It is the policy of the Company to oppose the unauthorized disclosure of any Material Nonpublic Information regarding the Company, its subsidiaries or any Affiliated Third Party, which is acquired in the workplace or otherwise and the misuse of Material Nonpublic Information in Securities Transactions.

These prohibitions do not apply to:

(i)	purchases of the Company’s Securities from the Company or sales of the Company’s Securities to the Company;

(ii)	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s Securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

(iii)	bona fide gifts of the Company’s Securities; or

(iv)	purchases or sales of the Company’s Securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Trading on Material Nonpublic Information:

No Insider shall, directly or indirectly, engage in, recommend that anyone engage in or assist any other person with engaging, in any Transaction of the Company’s Securities or Affiliated Third Party’s Securities, including any offer to purchase or offer to sell, while he or she possesses Material Nonpublic Information concerning the Company or the Affiliated Third Party, as the case may be. This restriction will come to its end at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. Regardless of whether a Trading Window or Blackout Period is in effect, if an Insider possesses Material Nonpublic Information, such Insider may not engage in any Transaction involving the Company’s Securities or Affiliated Third Party’s Securities. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the NYSE American are open for trading.

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

There are no exceptions to this policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Tipping:

No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members of immediate family or household) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s or Affiliated Third Party’s securities.

Confidentiality of Nonpublic information:

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Prohibited Transactions:

Insiders, including any person’s spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i)	Short-term trading. Insiders who purchase Securities may not sell any Securities of the same class for at least six months after the purchase.

(ii)	Short sales. Insiders may not sell the Securities short.

(iii)	Options trading. Insiders may not buy or sell puts or calls or other derivative securities on the Securities.

(iv)	Trading on margin or pledging. Insiders may not hold Securities in a margin account or pledge Securities as collateral for a loan.

(v)	Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Securities.

6.	Potential Criminal and Civil Liability and/or Disciplinary Action:

Liability of Insider Trading:

Insiders may be subject to disgorgement of profits (or losses avoided) (trebled in some cases), penalties and/or jail (as determined by law) for engaging in Transactions in the Company’s and/or Affiliated Third Party’s Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company and/or the Affiliated Third Party, as the case may be.

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

Liability for Tipping:

Insiders may also be liable for improper Transactions by any person (commonly referred to as a “tippee”), to whom they have disclosed nonpublic information regarding the Company or the Affiliated Third Party, or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s or the Affiliated Third Party's securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

Possible Disciplinary Actions:

Employees of the Company or of any of its subsidiaries who violate this Policy shall also be subject to disciplinary action by the Company and/or by the subsidiary, as applicable, which may include ineligibility for future participation in the Company’s equity incentive plans or immediate termination of employment. Immediate termination of employment caused by violation of this policy may be regarded as violation of the employee's fiduciary duty to the Company or the subsidiary and consequently in loss of employee's right to dismissal compensation, to the extent permitted under applicable employment law.

7.	Compliance Officer

Identity of Compliance Officer:

Our Compliance Officer is our Chief Financial Officer. We may, in our sole discretion, change the Compliance Officer from time-to-time.

Duties of Compliance Officer:

The duties of the Compliance Officer, or his or her designee, which may be executed on the advice of counsel, shall include, but not be limited to serving as the Company’s designated recipient of copies of reports filed with the SEC; circulating this Policy (and/or a summary) to all employees, and providing this policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Nonpublic Information; and assisting the Company’s board of directors in implementation of this Policy.

8.	Blackout Policy and Trading Window Policy

Without derogating from the generality of the provisions set forth above, no Insider may effect Transactions in the Securities during a Blackout Period.

Insiders are generally permitted to trade in the Securities during the Trading Window. However, even during the Trading Window, an Insider who is in possession of any Material Nonpublic Information may not engage in a Transaction in the Securities until the information has been made publicly available or is no longer material.

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

In addition to the standard Blackout Periods, the Company may, from time to time, impose other blackout periods in its discretion upon notice to those persons who are affected. The declaration of a special blackout period as set forth herein shall be considered to be Material Nonpublic Information.

9.	Former Employees

The Company believes that former employees may hold Material Nonpublic Information by virtue of their employment and therefore be deemed Insiders for at least a certain period following their departure from the Company. Therefore, a former employee should follow these guidelines until the close of business of two full Trading Days following the date of public disclosure of the financial results for the fiscal period that ended during the ten-week period preceding such employee’s departure from the Company. In the event no fiscal period ended during such time, such former employee should follow these guidelines until the close of business of two full Trading Days following the date of public disclosure of the financial results for the fiscal period that ended immediately following such employee’s departure from the Company.

10.	Certification

All persons subject to this policy must certify their understanding of, and intent to comply with, this policy.

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Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111

CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date:

Ellomay Capital Ltd.

18 Rothschild St. Tel Aviv 6688121, Israel.

Tel: +972 3 797 1111